Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION (INDICATED BY “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (this “Agreement”), dated June 22, 2020 by and between Lemaitre Vascular, Inc., a Delaware corporation with an address at 63 Second Ave., Burlington, Massachusetts 01803 (the “Purchaser”) and Artegraft, Inc., a Delaware corporation, with an address at 206 North Center Drive, North Brunswick, NJ 08902 (the “Seller”).

W I T N E S S E T H:

Whereas, the Seller develops, manufactures, markets and sells bovine carotid artery grafts under the brand name Artegraft (the “Products”);

Whereas, the Seller desires to convey, sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets of the Seller on the terms and conditions hereinafter set forth;

Whereas, the board of directors of the Seller has, upon the terms and subject to the conditions set forth herein, (a) approved this Agreement, the Transfer (as defined below) and the other transactions contemplated hereby, (b) declared that this Agreement, the Transfer and the other transactions contemplated hereby are advisable and in the best interests of the stockholders of the Seller on the terms and conditions set forth herein, (c) directed that the Transfer and the transactions contemplated hereby be submitted for consideration to the stockholders of the Seller and (d) recommended approval of this Agreement, the Transfer and the transaction contemplated hereby by the stockholders of the Seller;

Whereas, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement, (a) certain individuals set forth on Schedule 1-A hereto (the “Restrictive Covenant Parties”) have delivered to Purchaser restrictive covenant agreements (the “Restrictive Covenant Agreements”) dated as of the date hereof and (b) certain individuals set forth on Schedule 1-B here to (the “Key Consultants”) have delivered to Purchaser consultant agreements (the “Consultant Agreements’) dated as of the date hereof;

Whereas, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement, the Seller has obtained and delivered to Purchaser a written consent evidencing the approval of this Agreement and the transactions contemplated hereby by at least majority of the Seller’s stockholders (the “Requisite Stockholder Approval”), which written consent was obtained in accordance with the requirements of the Delaware General Corporation Law (“DGCL”), the certificate of incorporation and the bylaws of the Seller (the “Seller Stockholder Consent”);

Whereas, the board of directors of Purchaser has, upon the terms and subject to the conditions set forth herein, approved the Transfer, the execution by Purchaser of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL, as well as all other applicable Law.

Now, Therefore, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1

PURCHASE AND SALE OF ASSETS

1.1     Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer, convey, assign and set over (“Transfer”) to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to any and all of its properties, rights, claims, contracts and assets, tangible or intangible, choate or inchoate, and wherever located that are used or held for use in the Business, excluding, however, the Excluded Assets (as defined below) (collectively, the “Assets” or the “Purchased Assets”). If, following the Closing, Seller identifies any assets used or held for use in the Business that were not included in the Purchased Assets (including any Contracts of Seller relating to the Business not previously identified to Purchaser), Seller shall promptly notify Purchaser and, at Purchaser’s sole option, Seller shall promptly transfer such assets to Purchaser and such assets shall be deemed to be Purchased Assets hereunder at Seller’s sole cost and expense. The parties to this Agreement agree that in acquiring the Assets, and as the owner of the Assets, except as otherwise set forth herein, the Purchaser shall have sole discretion as to how, when and whether it uses, deploys, or otherwise exploits the Assets.

1.2     Assets; Excluded Assets.

(A)     Assets. The term “Assets” shall include, without limitation, the Seller’s right, title and interest in and to any and all of the following:

(1)     Tangible Assets. All machinery, equipment, business machines, tooling, furniture, furnishings, plant and office equipment, general office supplies, computers, and other tangible assets or personal property (collectively, the “Tangible Assets”) of the Seller that are used or held for use in the Business, wherever located, including without limitation those Tangible Assets of the Seller that are listed on Schedule 4.1(F).

(2)     Inventory. All inventories, including, without limitation, raw materials, components, work in process, finished goods, demonstration models, medical product inventories, including, without limitation, any inventory in the possession of third parties, including Seller’s Affiliates, and any consigned inventory, and administrative or other supplies, that are used or held for use in the Business (the “Inventory”).

(3)     Purchased Contracts. Those agreements, orders and other rights of a contractual nature (“Contracts”) that are related to the Business specifically set forth on Schedule 4.1(E)(1) (the “Purchased Contracts”) under the heading “Purchased Contracts.”

(4)     Prepaid and Other Items. Any and all prepaid and deferred items and advanced payments, and unbilled charges and deposits, in each case arising out of the operation or conduct of the Business.

(5)     Intellectual Property. All licenses, patents, copyrights, designs and drawings, engineering and manufacturing documents, technical manuals, patterns, processes, formulae, know-how, trade secrets, trademarks, service marks, trade names, domain names, inventions and discoveries (whether patentable or not), computer software, source code, and other similar rights and agreements, including without limitation, any license or usage rights with respect to any of the foregoing and those items set forth on Schedule 4.1(H), and all applications therefor and registrations thereof, including without limitation all Proprietary Information (as hereinafter defined), of the Seller that are used or held for use in the Business, including the name “Artegraft” and all intellectual property associated with the same (but excluding, in each case, any Excluded Assets) (collectively, “Intellectual Property”), including without limitation the names of the Products and all trademark and service mark rights relating to such names, if any, along with the rights (common law or otherwise), registrations and logos relating thereto, if any, and to the design elements and any variations or combinations thereof, and any and all rights to sue for past, present and future infringement or other violations of the same, and all goodwill associated with any of the foregoing.

(6)     Permits and Approvals. All permits, licenses, approvals, consents, registrations and authorizations related to the Business (collectively, “Approvals”), including without limitation all of the Approvals listed on Schedule 4.1(E)(3), in each case to the extent transferrable, together with all amendments, supplements, reports, documents and records related thereto, including without limitation all design history files, device master records, device history records, validations, clinical data, technical documentation, complaint files, records of adverse events, reports of adverse events, corrections or recalls, quality management documents and the like.

(7)     Data and Records. The list of all customers, including those customers listed on Schedule 4.1(P), copies of Tax Returns related to the Purchased Assets and/or the Business provided to the Purchaser and its advisors in performing their due diligence in connection with the Transfer and the transactions contemplated hereby, data, books, records, correspondence, files and papers, whether in hard copy or electronic format used or held by the Seller in the Business, including, without limitation, engineering information, operating instructions, supplier and purchasing information, sales and promotional literature, manuals and data, sales and purchase and other customer correspondence, and all marketing materials, in each case, related to the Products, including photos and art-work, drawings, prints and other like materials.

(8)     Accounts Receivable. All receivables arising out of the sale of Products by the Seller prior to the Closing, including the receivables set forth on Schedule 4.1(S), but excluding the Negative Customer Receivables (as defined below) and the Subsidiary Receivables (as defined below).

(9)     Goodwill. All goodwill associated with the Business prior to the transactions contemplated by this Agreement.

(10)     Global Distribution Rights. Rights to sell or have sold the Products on a worldwide basis.

(11)     Warranties. All warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent affecting, benefiting or relating to any of the Assets.

(12)     Claims. All Claims of the Seller against other persons relating to the Assets and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller relating to the Assets.

(B)     Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following assets of the Seller (the “Excluded Assets”) are not included in the Assets:

(1)     Cash. All cash, cash equivalents, other investments and uncleared checks and deposits in transit, checkbooks, canceled checks and bank accounts of the Seller.

(2)     Insurance. Any policies of insurance of the Seller, whether or not relating to the Business or the Assets and all rights thereunder.

(3)     Excluded Contracts. All Contracts other than the Purchased Contracts (the “Excluded Contracts”), including, without limitation, the Excluded Contracts listed on Schedule 4.1(E)(1) under the heading “Excluded Contracts.”

(4)     Subsidiary Equity Interests. All equity interests of Vascular Devices, LLC (the “Subsidiary”) held by the Seller.

(5)     Subsidiary Receivables. Any receivables owed by the Subsidiary to the Seller (the “Subsidiary Receivables”).

(6)     Negative Customer Receivables. The receivables in respect of which amounts are owed to customers listed on Schedule 1.2(B)(6) (the “Negative Customer Receivables”).

(7)     Claims. All Claims of the Seller against other persons relating to the Excluded Assets or Excluded Liabilities and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller relating to the Excluded Assets or Excluded Liabilities.

(8)     Transaction Documents. All rights of the Seller under this Agreement and the other Closing Documents.

(9)     Corporate Documents and Records. All organizational documents, minute and stock records books, books and records sufficient to generate any Tax Returns the Seller is permitted or required to file, corporate seals, Tax Returns and other Tax records of Seller.

(10)     Tax Credits. All Tax credits, Tax refunds and other Tax assets of the Seller.

(11)     Patent. All rights to Patent No. 8,163,002 entitled “Self-sealing vascular graft”.

(12)     Employee Plans. All Employee Plans listed on Schedule 4.1(K)(1).

(13)     Other Excluded Assets. The assets listed on Schedule 1.2(B)(12).

Article 2

CLOSING AND PURCHASE PRICE

2.1     Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place via exchange of documents electronically on the date hereof. The date and time of the Closing are referred to herein as the “Closing Date”.

2.2     Purchase Price. In consideration of the Transfer to the Purchaser of the Assets, and of the assumption by the Purchaser of the Assumed Liabilities (as defined below), and of the other representations, warranties and covenants herein, the Purchaser shall pay to or for the account of the Seller the total amount of up to $90,000,000, (the “Purchase Price”), of which:

(A)     $65,000,000 (the “Initial Cash Consideration”) is being paid at the Closing by the Purchaser by wire transfer of immediately available funds as follows:

(1)     to the holders of all outstanding debt for borrowed money, in the amount and in accordance with the instructions set forth in the Funds Flow attached hereto as Schedule 2.2 (the “Funds Flow”);

(2)     the Company Transaction Expenses, in the amount and in accordance with the instructions set forth in the Funds Flow; and

(3)     the remainder of the Initial Cash Consideration, after giving effect to Sections 2.2(A)(1) and 2.2(A)(2), in the amount and in accordance with the instructions set forth in the Funds Flow, to the Seller;

(B)     $7,500,000 (the “Escrow Amount” and together with the Initial Cash Consideration, the “Initial Purchase Price”) shall be paid by the Purchaser to PNC Bank, N.A. as escrow agent (the “Escrow Agent”) at the Closing by wire transfer of immediately available funds, the release of which shall be subject to the terms of this Agreement and the Escrow Agreement (as defined below);

(C)     $5,833,334 (the “First Earn-Out”) shall be paid by Purchaser to the Seller upon final determination pursuant to, and in accordance with, Sections 2.2(G) through (I), that 20,000 units of Product have been sold, as determined in accordance with GAAP, to third parties (other than sales or other transfers to or among Purchaser’s controlled Affiliates) (any such unaffiliated sale, a “Unit Sale”) in the twelve month period commencing on January 1, 2021 (the “Year One Period”).

(D)     $5,833,333 (the “Second Earn-Out”) shall be paid by Purchaser to the Seller upon final determination pursuant to, and in accordance with, Sections 2.2(G) through (I), that there have been 24,000 Unit Sales in the twelve month period commencing on January 1, 2022 (the “Year Two Period”).

(E)     $5,833,333 (the “Third Earn-Out”, together with the First Earn-Out and the Second Earn-Out, the “Earn-Out Payments” and each, an “Earn-Out Payment”) shall be paid by the Purchaser to the Seller upon final determination pursuant to, and in accordance with, Sections 2.2(G) through (I), that there have been 28,800 Unit Sales in the twelve month period commencing on January 1, 2023 (the “Year Three Period”).

(F)     Notwithstanding the foregoing, at the end of the Year Three Period, if the sum of the Unit Sales for the Year One Period, the Year Two Period and the Year Three Period is greater than or equal to 58,240 Unit Sales, the Seller will receive a payment (a “Catch-Up Payment”) in an amount equal to (a) $17,500,000 times a fraction, the numerator of which is the aggregate number of Unit Sales for the Year One Period, the Year Two Period and the Year Three Period and the denominator of which is 72,800 less (b) the sum of the First Earn-Out, the Second Earn-Out and the Third Earn-Out paid or payable to the Seller. By way of example, if there are 7,000 Unit Sales in the Year One Period, 23,000 Unit Sales in the Year Two Period and 29,000 Unit Sales in the Year Three Period, the Catch-Up Payment would be equal to $8,349,359. In no event shall the sum of the First Earn-Out, the Second Earn-Out, the Third Earn-Out and the Catch-Up Payment exceed $17,500,000.

(G)     The First Earn-Out, the Second Earn-Out, the Third Earn-Out and the Catch-Up Payment, as applicable, shall be paid by Purchaser to Seller by wire transfer of immediately available funds within fifteen (15) days of the date that Unit Sales for the relevant twelve month period have been finally determined by the Purchaser’s finance department and communicated to the Seller in writing, (such written communication, an “Earnout Statement”), which date shall be no later than sixty (60) days following the conclusion of the relevant twelve month period (each a “Determination Date”) and such Unit Sales have been determined to have met or exceeded the applicable Unit Sales levels set forth above. The Earnout Statement shall set forth the Unit Sales for the relevant twelve month period in reasonable detail and shall include Purchaser’s good faith computation of the Catch-Up Payment, as applicable.

(H)     The Seller shall have the right to review the books and records of the Purchaser relevant to the calculation of Unit Sales following the delivery of the Earnout Statement for the First Earn-Out, the Second Earn-Out and the Third Earn-Out and the Catch-up Payment. The Purchaser covenants to give the Seller and its representatives access to the books, records and personnel of the Purchaser relevant to the calculation of Unit Sales, subject to reasonable advance notice and during normal business hours. If, within sixty (60) days from the delivery of an Earnout Statement, the Seller determines that the Purchaser has not paid the Seller the full amount, if any, due to it for either the First Earn-Out, the Second Earn-Out, the Third Earn-Out or the Catch-Up Payment and provides the Purchaser written notice setting forth its determination (“Seller Determination Notice”) and the Purchaser does not dispute the Seller’s determination pursuant to the procedure set forth in the paragraph below, then the Purchaser shall within fifteen (15) Business Days of its receipt of the Seller Determination Notice pay the Seller in full for such short-fall or the undisputed portion thereof.

(I)     If the Purchaser delivers written notice (the “Purchaser Dispute Notice”) to the Seller within fifteen (15) Business Days of its receipt of the Seller Determination Notice, stating that the Purchaser objects to the Seller’s determination of the First Earn-Out, the Second Earn-Out, the Third Earn-Out or the Catch-Up Payment, as applicable, and specifying the basis for such objection in reasonable detail, the Seller and the Purchaser will use commercially reasonable efforts to attempt to resolve the dispute as promptly as practicable. If the Seller and the Purchaser are unable to reach agreement within forty-five (45) days after delivery of the Purchaser Dispute Notice, the Seller and the Purchaser agree that Wolf and Company (the “Expert”) shall promptly be appointed to resolve the disputed items specified in the Purchaser Dispute Notice. The Seller and Purchaser agree that if Wolf and Company shall not be available to serve as the Expert for any reason, then the Seller and the Purchaser shall designate Baker Newman Noyes as the Expert to resolve the disputed items specified in the Purchaser Dispute Notice. The Expert will only (i) resolve the disputed items specified in the Purchaser Dispute Notice and (ii) calculate the Unit Sales for the First Earn-Out, the Second Earn-Out or the Third Earn-Out, as applicable, as modified only by the resolution of such items in accordance with the terms hereof, and in each case in accordance with the methodology for the calculation of “Unit Sales” as provided in this Agreement. The determination of the Expert will be made within sixty (60) days after being selected and will be final and binding upon the parties absent fraud or manifest error. The Expert may not assign a value more favorable to Purchaser or the Seller, as applicable, for such item claimed by either party than the value ascribed to such item in the Purchaser Dispute Notice (in the case of Purchaser) or the Seller Determination Notice (in the case of the Seller). If the Expert determines that Seller has been underpaid for either the First Earn-Out, the Second Earn-Out, the Third Earn-Out or the Catch-Up Payment, then Purchaser shall within fifteen (15) Business Days of its receipt of the determination of the Expert pay to the Seller the amount of the underpayment. The Expert will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Expert. For example, if the items in dispute total in amount to $1,000 and the Expert awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by the Purchaser and 40% of the costs would be borne by the Seller.

(J)     From and after the Closing, subject to this Section 2.2 and Section 5.16 (including those items set forth on Schedule 5.16), the Purchaser shall have sole discretion with regard to all matters relating to the operation of the Business and the Assets, provided, however, during the period commencing on the Closing Date through the completion of the Year Three Period:

(1)     Purchaser shall maintain books and records with respect to the operations of the Business that are reasonably sufficient to determine the Earn-Out Payments and Catch-Up Payment;

(2)     on or prior to the 60th day following each of (i) March 31, commencing on March 31, 2021, and (ii) September 30, commencing on September 30, 2020, the Purchaser shall deliver to the Seller a computation of Unit Sales for the preceding two calendar quarters, together with information supporting such calculation; provided, this information shall not be binding on the parties hereto and is intended as a means of informing the Seller and no failure of the Seller to object to any such information shall be of any consequence; and

(3)     Purchaser shall not take any action, or refrain from taking any action, the intent of which is to materially reduce the likelihood of an Earn-Out Payment or Catch-Up Payment being payable;

(4)     Purchaser shall use its commercially reasonable efforts to ensure that documents pertaining to indebtedness or otherwise do not include any covenants or restrictions that would reasonably be expected to prevent payment of the Earn-Out Payments or the Catch-Up Payment or compliance with any provisions of this Section 2.2(J); and

(5)     neither Purchaser nor any of its successors or Affiliates shall transfer, sell, license or assign, to any third party who is not an Affiliate of the Purchaser, all or substantially all of the Intellectual Property or Assets of the Business (a “Disposal Transaction”), unless such transferee assumes the obligations of Purchaser under Sections 2.2(C) through (J) and Section 5.16, including for the Earn-Out Payments or the Catch-Up Payments; provided, however, a merger or consolidation, or acquisition by a third party of all or any of the equity securities of Purchaser or its successors shall not be deemed a Disposal Transaction.

(K)     The Seller acknowledges that there is no assurance that the Purchaser will achieve Unit Sales at the levels necessary to trigger the First Earn-Out, the Second Earn-Out, the Third Earn-Out or the Catch-Up Payment.

(L)     The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment or Catch-Up Payment (or any portion thereof) shall not be represented by any form of certificate or other instrument, are not transferable without the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), and do not constitute an equity or ownership interest in Purchaser, (ii) Seller shall have any rights as a securityholder of Purchaser as a result of Seller’s contingent right to receive any Earn-Out Payment or Catch-Up Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment or Catch-Up Payment prior to such amount becoming due and payable. The parties hereto acknowledge and agree that neither the Earn-Out Payments, the Catch-Up Payment nor Seller’s right to receive any portion thereof is or shall be deemed to be a “security” as defined in the Securities Act of 1933, as amended, or other Laws.

(M)     Without limiting Purchaser’s obligations under this Agreement or any of the Seller’s remedies hereunder or under applicable Law, in the event that Purchaser fails to make an Earn-Out Payment or Catch-Up Payment when due and payable hereunder, such unpaid amount shall accrue interest at a rate of Prime Rate plus 10% (and if such amount is higher than permitted by applicable Law, the highest amount permitted by applicable Law) per annum (compounded quarterly) from the Determination Date through the date of the payment of such Earn-Out Payment or Catch-Up Payment. “Prime Rate” shall mean, for any day, the rate of interest published from time to time in the Wall Street Journal, Eastern Edition and designated as the prime rate on such day.

(N)     The Earn-Out Payments and the Catch-Up Payment shall be general, unsecured obligations of Purchaser.

2.3     Transactions to be Effected at the Closing.

(A)     At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(1)     an Officer’s Certificate of the Seller in the form of Exhibit A to this Agreement, duly executed by the Seller;

(2)     a Bill of Sale in the form of Exhibit B to this Agreement, duly executed by the Seller;

(3)     an Assignment and Assumption Agreement in the form of Exhibit C to this Agreement, duly executed by the Seller;

(4)     a Trademark Assignment Agreement in the form of Exhibit D to this Agreement, duly executed by the Seller;

(5)     an Escrow Agreement in the form of Exhibit E to this Agreement (the “Escrow Agreement” and together with those other items listed in Sections 2.3(A)(1), (2), (3) and (4) above, the “Transaction Documents”), duly executed by the Seller;

(6)     the Required Consents set forth on Schedule 2.3;

(7)     evidence of the release of any and all Liens encumbering the Assets, other than Permitted Liens;

(8)     Internal Revenue Service Forms W-9, certifying that the Seller and each Person to whom Purchaser is making a payment pursuant to Section 2.2(A)(1) and (2) is a “United States person” within the meaning of the Code;

(9)     evidence reasonably acceptable to the Purchaser that Seller has repaid in full all outstanding debt for borrowed money, that all commitments in respect thereof have been terminated, and that all security interests and guarantees in connection therewith have been terminated and/or released at Closing;

(10)     evidence reasonably satisfactory to Purchaser that Seller has paid in full all Transaction Expenses; and

(11)     evidence reasonably satisfactory to Purchaser and in compliance with all relevant Law and United States Food and Drug Administration (“FDA”) regulations that Seller has assigned all of its rights, title and interest to the pre-market approval (“PMA”) to Purchaser (a “Seller FDA Letter” in the form of Exhibit F to this Agreement, and together with such other documents referenced in this Section 2.3(A), collectively, the “Seller Closing Documents”).

(B)     At the Closing, the Purchaser shall:

(1)     deliver to the Seller the payment required under Section 2.2(A);

(2)     deliver to the Escrow Agent the payment required under Section 2.2(B);

(3)     deliver to the Seller an Assignment and Assumption Agreement in the form of Exhibit C to this Agreement, duly executed by the Purchaser;

(4)     deliver to the Seller the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent in the form of Exhibit E to this Agreement;

(5)     deliver to the Seller a Secretary’s Certificate in the form of Exhibit G to this Agreement, duly executed by the Purchaser;

(6)     deliver to the Seller a New Jersey Sales Tax Form ST-3 (Resale Certificate) in form and substance reasonably acceptable to the Seller, duly executed by the Purchaser; and

(7)     deliver to the Seller a California Resale Certificate in form and substance reasonably acceptable to the Seller, duly executed by the Purchaser; and

(8)     evidence reasonably satisfactory to Seller and in compliance with all relevant Law and FDA regulations that Purchaser has accepted and assumed all of Seller’s rights, title and interest to the PMA (a “Purchaser FDA Letter” in the form of Exhibit H to this Agreement, and together with such other documents referenced in this Section 2.3(B), the “Purchaser Closing Documents” and together with the Seller Closing Documents, the “Closing Documents”).

2.4     Withholding Taxes. The Purchaser and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Internal Revenue Code of 1986, as amended (the “Code”) or any applicable Law to be deducted and withheld. To the extent any such amounts are so deducted and withheld and properly paid over to the appropriate Governmental Entity or other appropriate Person, such amounts will be treated for all purposes of this Agreement as having been paid to the Seller or any other Person in respect of which such deduction and withholding was made; provided, however, that prior to each payment to be made hereunder that occurs after Closing, the Purchaser shall use commercially reasonable efforts to (i) notify the Seller of any anticipated withholding from the amounts payable hereunder, (ii) consult with the Sellers in good faith to determine whether such deduction and withholding is required under applicable Law and (iii) cooperate with the Seller in good faith to minimize the amount of any applicable withholding.

Article 3

LIABILITIES

3.1     Assumed Liabilities. As part of the consideration to be provided for the purchase of the Assets pursuant to this Agreement, at the Closing, the Purchaser shall assume, and does hereby agree to pay, satisfy, discharge and perform, in accordance with their respective terms, the following (the “Assumed Liabilities”):

(i) those specific liabilities and obligations of the Seller arising under the Purchased Contracts, provided, however, the Purchaser shall not so assume any such obligations or liabilities under any Purchased Contract to the extent that (a) such obligations or liabilities arise out of a breach by the Seller or its Affiliates or predecessors of any such Purchased Contract that occurs prior to the Closing or (b) such liabilities relate to any period(s) prior to the Closing; and

(ii) the Payables (as defined in Section 4.1(S)) and those payables incurred in the Ordinary Course of Business since June 19, 2020 through the Closing Date.

3.2     Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Schedules hereto or any other Closing Document, the Purchaser does not and will not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any other Closing Document, or as a result of the consummation of the transactions contemplated by this Agreement, the Closing or otherwise to have assumed, or to have agreed to pay, satisfy, discharge or perform any of the Excluded Liabilities. The term “Excluded Liabilities,” as used herein, shall mean any and all liabilities, debts, claims, obligations, taxes, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated (any and all of the foregoing, “Liabilities”) that are not specifically Assumed Liabilities, including without limitation (i) any and all Excluded Employee Liabilities; (ii) any and all Excluded Taxes; (iii) any and all Liabilities of the Seller in respect of Excluded Contracts; (iv) other than the Payables, any and all Liabilities that may arise or have arisen in connection with either (A) products manufactured or sold by the Seller prior to the Closing, including warranty obligations and recalls or replacements requested or required by any competent Governmental Entity or otherwise deemed appropriate by mutual agreement of the Seller and the Purchaser or (B) Inventory manufactured prior to the Closing but sold after the Closing; (v) the excluded payables set forth on Schedule 3.2 (the “Excluded Payables”); (vi) any Transaction Expenses and Liabilities of the Seller in respect of indebtedness (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due) of the Seller of any kind; (vii) any Liabilities arising from the termination of Contracts identified on Schedule 4.1(E)(5); (viii) any and all Liabilities related to the equity interests of Seller, or warrants, options or other similar rights to purchase equity interests of Seller; (ix) any and all Liabilities arising from or related to the ownership or operation of the Assets before the Closing (including, without limitation, relating to any infringement or misappropriation of the Intellectual Property Rights of any Person, death, harm or injury to an individual, or violation of any Legal Requirement, in each case, to the extent arising from or related to the ownership or operation of the Assets before the Closing); (x) any future litigation that arises from grievances between Seller and any third party; (xi) any and all Liabilities related to the BEACH Trial (as defined in Section 5.15); and (xii) any and all Liabilities of the Subsidiary.

For purposes of this Agreement, (a) “Excluded Taxes” shall mean (i) all Taxes of the Seller or any of its Affiliates, or for which the Seller or any of its Affiliates is liable, for any taxable period, (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period, (iii) all Taxes relating to the Transferred Employees, the Business, the Assets or the Assumed Liabilities for any taxable period that ends on or prior to the Closing Date and, with respect to any taxable period beginning on or prior to the Closing Date and ending after the Closing Date, the portion of such taxable period ending on the Closing Date (determined for Apportioned Obligations in accordance with Section 5.2(C)), and (iv) the portion of any Transfer Taxes required to be paid by the Seller as provided in this Agreement, and (b) “Excluded Employee Liabilities” shall mean any Liabilities relating to or arising out of any present and past employees of Seller or its Affiliates and/or the employment or service of any such person including with respect to Employee Plans (as defined below), other plans, contracts, programs, policies, commitments, terms and conditions of employment, employment decisions, compensation or other benefits or entitlements established or existing on or prior to Closing (whether or not such Liabilities are accrued or payable at Closing, and whether or not such Liabilities are contingent in nature), including, without limitation, any Liability (i) for any accrued wages or salaries for periods prior to the Closing, (ii) for severance, dismissal pay damages or otherwise in connection with any termination of employment by Seller or its Affiliates on or prior to the Closing, (iii) for accrued vacation or sick time accrued prior to the Closing, (iv) relating to any Employee Plan and any insurance policy or other funding medium with respect thereto, (v) for misclassification of any employee or independent contractor prior to the Closing, or (vi) any commission, transaction incentive bonus, change in control bonus or payment, “stay” bonus or similar arrangement or agreement that is owed to employees or other service providers of the Seller that arose on, prior to or in connection with the Closing, whether due or accrued after the Closing; provided, however, that any severance obligation contained in any employment agreement included in the Purchased Contracts shall not be deemed an Excluded Employee Liability.

Article 4

REPRESENTATIONS AND WARRANTIES

4.1     Representations and Warranties by the Seller. The Seller hereby represents and warrants to the Purchaser, as of the date hereof, that:

(A)     Corporate Existence and Qualification of the Seller; Due Execution; Subsidiary; Etc. The Seller is a corporation duly organized, validly existing and subsisting under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold the Assets and to carry on the Business as conducted through the Closing Date. The Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Seller Closing Documents, to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Closing Documents to which the Seller is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action, including the authorization and approval of the board of directors and the Requisite Stockholder Approval. Assuming the due execution of this Agreement and the Seller Closing Documents by the Purchaser, this Agreement and the Transaction Documents to which the Seller is a party constitute valid and binding obligations of the Seller, enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity). The Seller does not own any equity interests in any entity other than the Subsidiary and the Subsidiary does not own, lease or have any rights to any assets that are used in the Business.

(B)     No Violation. Neither the execution and delivery by the Seller of this Agreement or the Seller Closing Documents to which the Seller is a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby: (i) violates any Law applicable to the Seller; (ii) violates any Order applicable to the Seller; (iii) conflicts with, or results in a breach of or default under the certificate of incorporation, bylaws or other organizational document of the Seller; (iv) results in the imposition of any Lien (as defined below), other than Permitted Liens, on any of the Assets; or (v) conflicts with any material Contract to which the Seller is a party, or any other Purchased Contract. As used herein, the term “Lien” means any liens, claims, mortgages, charges, security interests, leases, covenants, options, pledges, rights of others, easements, rights of refusal, reservations, restrictions, encumbrances and other defects in title. Except as set forth on Schedule 4.1(B), no consent, authorization, or approval from, or registration or filing with, any Governmental Entity or any other third party is required to be obtained or made by or with respect to the Seller in order to perform its obligations under this Agreement or the Seller Closing Documents or in connection with the consummation of the transactions hereunder and thereunder, except where the failure to be obtained or made would not reasonably be expected to be material to the Business (taken as a whole) (each such consent, authorization or approval required to be set forth on Schedule 4.1(B), a “Required Consent”).

(C)     Financial Information.

(1)     The Seller has made available to the Purchaser the audited consolidated financial statements for the fiscal years end December 31, 2018 and 2019, as well as the unaudited consolidated financial statements for the quarter ended March 31, 2020 (the “Seller Financial Statements”). The Seller Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments and except for the absence of notes thereto.

(2)     Each of the Seller Financial Statements fairly presents in all material respects the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Seller as of the date thereof and for the period referred to therein, and were prepared based on the books and records of the Seller.

(3)     The Seller maintains materially accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance (i) that transactions are executed with management’s authorization, (ii) that transactions are recorded as necessary to permit preparation of the financial statements of the Company and (iii) regarding the prevention of timely detection of unauthorized use or disposition of the assets of the Seller.

(D)     Absence of Certain Transactions. Except as set forth on Schedule 4.1(D), since January 1, 2020, (i) the Seller has caused its Business to be operated only in the ordinary course, consistent with past historical practice over the preceding twelve months (“Ordinary Course of Business”), and (ii) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since such date, with respect to the Business, the Seller has not: disposed of any assets, incurred any accounts payable or receivable, or acquired any material assets, except in the Ordinary Course of Business; delayed payment of any accounts payable (other than those subject to a good faith dispute); (3) entered into or amended or terminated any material agreements or arrangements with customers or suppliers other than in the Ordinary Course of Business; (4) entered into or renewed any distribution agreements; (5) granted or entered into any mortgage, security, charge, surety, guarantee covering the Assets (save for the Liens set forth on Schedule 4.1(D) and which will be discharged prior to Closing and for Permitted Liens); (6) assumed any Liability or obligation, or given any commitment outside the Ordinary Course of Business; (7) permitted any insurances to lapse; (8) altered from its standard selling practices in any material respect, (9) altered from its standard collection practices in any material respect with respect to any accounts receivable, including the acceleration of accounts receivable, (10) entered into any transaction with any Affiliate with respect to its Business; (11) granted any material salary or wage increases, or changed or amended any Employee Plan except in the Ordinary Course of Business; (12) materially changed the pricing charged for the Products; or (13) agreed or committed to do any of the foregoing. To Seller’s knowledge, there is no anticipated capital expenditure anticipated through December 31, 2020, with respect to the Business, as it has been conducted by Seller through the date hereof, in excess of $30,000, except as set forth on Schedule 4.1(D)(2).

(E)     Material Contracts and Obligations; Approvals.

(1)     Purchased Contracts. The Seller has delivered to the Purchaser true and complete signed copies of all Purchased Contracts that are in written form and any amendments thereto. All Purchased Contracts are listed under the sub-heading “Purchased Contracts” on Schedule 4.1(E)(1) and all Excluded Contracts are listed under the sub-heading “Excluded Contracts” on Schedule 4.1(E)(1). The Seller has no material Contracts related to the Business other than those represented by the Purchased Contracts and the Excluded Contracts. The only Contracts relating to the sales of the Products in which a payment would be owed to the counterparty due to the termination of the Contract are listed on Schedule 4.1(E)(1) under the sub-heading “Contracts with Termination Fees.” There are no oral contracts, agreements or arrangements that, individually or in the aggregate, are material to the Business as a whole.

(2)     Defaults. With respect to each Purchased Contract to which the Seller is a party (including as an assignee), (A) such Purchased Contract is legal, valid, binding, enforceable, and in full force and effect; (B) except as set forth on Schedule 4.1(E)(2)(B), such Purchased Contract is freely assignable to the Purchaser under the terms of the Purchased Contract or under the law of the jurisdiction governing such Purchased Contract; (C) each of the Seller and, to the knowledge of the Seller, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder; (D) the Seller and, to the knowledge of the Seller, the other party or parties thereto, is not (with or without the lapse of time or the giving of notice, or both) in default under any such Purchased Contract; and (E) the Seller has not received any written notice of any material default (whether monetary or non-monetary) or termination of any such Purchased Contract from any other party thereto.

(3)     Approvals. Schedule 4.1(E)(3) sets forth a true and complete list of all Approvals currently held by the Seller, as of the date hereof, true and complete copies of which have been provided by the Seller to the Purchaser. The Approvals constitute all of the material permits, licenses, approvals, registrations, consents and authorizations required to develop, manufacture, commercialize and distribute the Products in the United States, as of the date hereof and, except as set forth on Schedule 4.1(E)(3), the Approvals are freely transferrable to Purchaser in connection with the transactions contemplated hereby. All Approvals listed in Schedule 4.1(E)(3) are valid and subsisting and in good standing and there is no material default thereunder. In the last three years, the Seller has not received written notice of any Legal Proceedings pertaining to its Business in or before any Governmental Entity, whether brought, initiated, asserted or maintained by a Governmental Entity or any other person or entity nor, to the knowledge of the Seller, has any such Legal Proceedings been threatened, to revoke, suspend or limit the rights of the Seller under any of the Approvals. Seller is in compliance in all material respects with each of the Approvals. With the exception of Approvals held by distributors or similar third parties, as identified on Schedule 4.1(E)(3), Seller holds all such Approvals and has not previously transferred any Approval to a third party.

(4)     Absence of Certain Business Contracts. The Seller has no Contracts of the following types: (1) any Contract granting to any person a first-refusal, first-offer or other right to purchase or acquire any Assets; (2) any Contract under which the Seller is or has agreed to become a joint venture or partner with respect to the Business; (3) any Contract granting a power of attorney that could be binding upon the Purchaser; (4) any Contract with respect to letters of credit, surety or other bonds, or pursuant to which any Assets are, or are to be, subjected to a Lien; (5) any Contract containing provisions granting most favored customer pricing or preferred pricing; or (6) any Contract containing exclusivity provisions that prevent the sale of Products to any other person or in any geographic area, in each case, except as identified on Schedule 4.1(E)(4).

(5)     Disposition of Certain Contracts. The Seller is legally entitled to terminate those Contracts identified on Schedule 4.1(E)(5) in accordance with their terms, effective as of the date hereof.

(F)     Assets. Schedule 4.1(F) sets forth a true and complete list of all of the Tangible Assets with an original cost in excess of $10,000 as of the date hereof, giving the location reasonably necessary for the identification of such Asset. All Tangible Assets included in the Assets are in good operating condition, normal wear and tear excepted, in all material respects.

(G)     Title to Assets. The Seller has good title in and to, all of the Assets, free and clear of all Liens, other than Permitted Liens. Upon consummation of the transactions contemplated hereby, the Seller will transfer to the Purchaser good and valid title in and to, or a valid leasehold interest in, all of the Assets, free and clear of all Liens, other than Permitted Liens.

(H)     Intellectual Property.

(1)     Section 1 of Schedule 4.1(H) sets forth a true and complete list of all patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain names that are included in the Intellectual Property owned by Seller, and includes the jurisdiction in which such item of Intellectual Property has been registered or filed, the applicable application and registration or serial number, the expiration date, and if applicable, any co-owners thereof. Seller owns or has the valid and legal right to use, pursuant to license, sublicense, agreement, or permission, all Intellectual Property. To the knowledge of Seller, the Intellectual Property includes all of the intellectual property rights necessary for the conduct and operation of the Business and the manufacture and sale of the Products as conducted by Seller as of the Closing Date. With respect to the Intellectual Property, except as set forth in Section 2 of Schedule 4.1(H): (i) Seller possesses all right, title and interest in and to such Intellectual Property, free and clear of any Lien (other than Permitted Liens), or otherwise has sufficient rights to use such Intellectual Property pursuant to a license or permission as may be necessary in connection with the operation of Seller’s Business; (ii) such Intellectual Property that is owned by Seller (and, to Seller’s knowledge, any other Intellectual Property) is not subject to any outstanding Order; (iii) no Legal Proceeding is pending or threatened which challenges the legality, validity, enforceability, use or ownership of such Intellectual Property that is owned by Seller (or, to Seller’s knowledge, any other Intellectual Property); and (iv) Seller has not granted any license of any kind in and to such Intellectual Property to any third party other than pursuant to a Purchased Contract or Excluded Contract. Seller has not granted any license of any kind with respect to trade secrets or confidential information of the Company (including relating to manufacture of Products).

(2)     To its knowledge, except as set forth in Section 2 of Schedule 4.1(H), Seller has not, in the conduct of its Business or its use of the Intellectual Property, in the last six (6) years: (a) interfered with, infringed upon or misappropriated any patent, copyright, trade secret or other intellectual property rights of third persons, or (b) received any claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any such rights of any third party) relating to its Business. To the knowledge of Seller, no third party is currently or has at any time in the last six (6) years interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property, or license or distribution rights of Seller with respect to or in connection with the Seller’s Business as currently or previously conducted.

(3)     With respect to any of the Intellectual Property that is the subject of any royalty, license, sublicense, agreement or permission (in each case, an “IP Agreement”): (i) Seller has not at any time in the last three years received any written notice that the underlying Intellectual Property is subject to any outstanding Order (other than routine maintenance fees); and (ii) Seller has not at any time in the last three years received any written notice that any Legal Proceeding (other than routine maintenance fees) is pending or is threatened which challenges the legality, validity or enforceability of the underlying Intellectual Property.

(4)     None of the processes, methodologies, trade secrets, research and development results, and other know-how included in any Intellectual Property that is material to the Business and the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Seller to any person other than employees or contractors of the Seller who are parties to customary confidentiality and non-disclosure agreements with the Seller. Without limiting the foregoing, (a) the Seller has, and enforces, a policy requiring each employee to execute proprietary information, confidentiality and assignment agreements substantially in the Seller’s standard form (a copy of which is attached as Schedule 4.1(H)(4)(a) (the “Employee Proprietary Information Agreement”)), and (b) except as set forth on Schedule 4.1(H)(4)(b), all current and former employees, consultants and contractors of the Seller have executed an Employee Proprietary Information Agreement or, with respect to consultants and contractors, an agreement containing confidentiality provisions in Seller’s favor.

(5)     The Intellectual Property in the Purchased Assets constitute all of Intellectual Property owned or licensed by Seller and used in the Business.

(6)     All necessary registration, maintenance and renewal fees in connection with any Intellectual Property that is owned by Seller and material to the Business have been paid, and all necessary documents, recordations and certificates in connection with such Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting or maintaining such Intellectual Property. No interference, opposition, reissue, reexamination or other similar proceeding is pending in which any such Intellectual Property is being contested or challenged. Except as set forth on Schedule 4.1(H)(6), there are no actions that must be taken within the next six months, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of maintaining, perfecting, preserving or renewing any item of such Intellectual Property.

(I)     Litigation. There are not now, and in the last three years have not been any, material Legal Proceedings pending or, to the knowledge of the Seller, threatened against the Seller and pertaining to the Business, including without limitation any Legal Proceeding that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any other Seller Closing Document. There is not now, and in the last three years has not been any, material Legal Proceeding pertaining to the Seller’s Business (including employees) that the Seller, has initiated or intends to initiate.

(J)     Compliance With Laws.

(1)     General. The Seller is not in default with respect to any Order pertaining to the Business. The Business is, and in the last three years has been, operated in material compliance with all applicable Laws.

(2)     Regulatory Compliance. Each Product is approved, cleared or registered for sale only in the United States. The Seller represents that for the last three years it has complied in all material respects with all applicable requirements pertaining to the Seller of the FDA, including without limitation in each case:

(i)     all applicable FDA pre-market clearance (“510(k)”) or PMA requirements set forth in 21 C.F.R. §§ 807, 814; including, in each case, the requirement to obtain a new clearance or approval for modifications to existing Products;

(ii)     all applicable FDA export requirements of the Federal Food, Drug and Cosmetic Act, as amended (the “FDC Act”), codified at 21 U.S.C. §§ 381, 382.

(iii)     all applicable establishment registration and device listing requirements set forth in 21 C.F.R. § 807;

(iv)     all applicable design, manufacturing and testing requirements set forth in 21 C.F.R. § 820;

(v)     all applicable complaint handling requirements set forth in 21 C.F.R. § 820.198; including without limitation the record keeping and investigation requirements thereof;

(vi)     the medical device reporting requirements set forth in 21 C.F.R. § 803;

(vii)     all applicable FDA promotion and advertising requirements; and

(viii)     the removal and corrections requirements set forth in 21 C.F.R. § 806.

There are, and for the last three years there have been, no recalls, field notifications, alerts or seizures requested or threatened relating to the Products or the Business. In the last three years, the Seller has not received written notice (whether completed or pending) of any Legal Proceeding seeking recall, suspension or seizure of any Products.

The Seller has no knowledge of any investigation of the Seller or any of the Products being conducted by the FDA or any similar Governmental Entity, nor has it received any written notice from the FDA or any similar Governmental Entity that it has commenced, or threatened to withdraw approval of any of the Seller’s Products, place sales or marketing restrictions on, or request the recall of any of the Seller’s Products.

(3)     Compliance with Healthcare Laws and Privacy Laws.

At any time during the last three years, neither Seller nor, to the knowledge of Seller, any of Seller’s officers, directors, employees, agents, representatives, or properties, with respect to actions taken on behalf of Seller, (i) has violated or failed to comply in any material respect with or has been assessed a material civil money penalty under any applicable Healthcare Laws, (ii) has been excluded, suspended or debarred by the Office of Inspector General for the Department of Health and Human Services or the General Services Administration from participation in any Federal Health Care Programs, as such term is defined by 42 U.S.C. § 1320a-7b(f) and its implementing regulations, nor, to the knowledge of Seller, is there any pending or threatened investigation or government action that may lead to such an exclusion, suspension or debarment, (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a Federal Health Care Programs, as such term is defined by 42 U.S.C. § 1320a-7b(f) and its implementing regulations, (iv) is a party to a Corporate Integrity Agreement with the Office of Inspector General for the Department of Health and Human Services, (v) has entered into any agreement or settlement with any Governmental Entity with regard to any alleged non-compliance with, or violation of, any Healthcare Law, or (vi) has made any payment, either directly or indirectly, of money or other assets, including any compensation Seller derives from the sale of Products, or provides any gifts, entertainment or other thing of value (hereinafter collectively referred as a “Payment”), to government or political party officials (including any “foreign official” as defined by the U.S. Foreign Corrupt Practices Act of 1977), employees of state-owned entities, including employees of state-owned medical/clinical facilities, officials of international organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing, or any other individual, where such Payment would constitute a violation of any applicable Law, including the U.S. Foreign Corrupt Practices Act of 1977 and any similar regulations worldwide.

With respect to the Business, Seller is, and at all times for the last three years, has been, operating the Business in compliance in all material respects with each Healthcare Law that is applicable to the Business.

To the knowledge of Seller, for the last three years, Seller has not been the subject of any investigation by a Governmental Entity relating to any applicable Privacy Laws.

(K)     Employees.

(1)     Employee Benefit Plans.

(i)     Schedule 4.1(K)(1) sets forth a true and complete list of each material Employee Plan (as defined below). “Employee Plan” means any plan, program, policy, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, material fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is maintained, contributed to or required to be contributed to by Seller or the Subsidiary for the benefit of any Employee (as defined below), or with respect to which Seller or the Subsidiary has or may have any liability or obligation

(ii)     Each Employee Plan intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service (the “IRS”), (ii) has a request for such a letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled to rely on a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. A copy of the most recent determination letter from the IRS (or an opinion letter issued to the prototype sponsor of the plan on which Seller is entitled to rely) regarding such qualified status for each such plan has been delivered to the Purchaser.

(iii)     No Affiliate of the Seller that, together with the Seller, is required to be treated as a single employer under Section 414(b), (c), (m), or (o) of the Code has within the past three (3) years maintained, established, sponsored, participated in, had any Liability with respect to or had any obligation to contribute to any: (i) plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(iv)     No Employee Plan provides any benefits for any person upon or following retirement or termination of employment, except (i) as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable law (herein collectively referred to as “COBRA”), (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) benefits payable during a period in which a group Employee Plan may be converted to an individual arrangement.

(v)     Each Employee Plan that is in any respect a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) at all times is and has been maintained in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance thereunder, and is in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder. No amounts under any Employee Plan have been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code and neither Seller nor the Subsidiary has any obligation to gross-up or indemnify any individual with respect to any tax imposed under Sections 4999 or 409A of the Code.

(vi)     Except as set forth on Schedule 4.1(K)(1) or as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan that will or could reasonably be expected to result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits, including any Tax gross-up or similar “make whole” payment with respect to any Key Employee.

(2)     Labor and Employment Matters. The Seller is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages, compensation, and hours of work), and in each case, with respect to Employees: (i) the Seller is not liable for any arrears of wages, compensation, penalties or other sums for failure to comply with any of the foregoing; and (ii) the Seller has paid in full to all Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Employees. The Seller is not a party to any labor or collective bargaining contract that pertains to any Employees. There are no organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion by the Seller with any labor organization or Employee. There are no lockouts, strikes, slowdowns or work stoppages pending or to Seller’s knowledge threatened by or with respect to any Employees. To Seller’s knowledge, no Employee has a current intention to resign during the three (3) months following the Closing. The Seller is not currently a party to, and, to the knowledge of the Seller, the Seller has not been threatened with, any Legal Proceeding by any Employee or former employee of the Seller. There are no claims pending or to Seller’s knowledge, threatened, between the Seller and any of its Employees or former Seller employees, which controversies have resulted, or would reasonably be expected to result, in any Legal Proceeding. The Seller has not incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(3)     List of Employees. Schedule 4.1(K)(3) contains a true and complete list of the following information for each employee of the Seller or the Subsidiary (“Employee”) and each contractor, to the extent applicable: name; job title; full-time or part-time status; hourly or salaried; exempt or non-exempt status; date of commencement of employment or engagement; current base salary or hourly wage rate and target bonus levels; participation in any Employee Plan that is intended to meet the requirements of Code Section 401(k) or is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (excluding, for avoidance of doubt, severance); and the amount of time and US dollar value of vacation and personal leave that is accrued but unused. Except as disclosed on Schedule 4.1(K)(3), the employment of each Employee and the engagement of each contractor is terminable by the Seller at will. All Employees have been, and currently are, properly classified as either an exempt or non-exempt employee under the Fair Labor Standards Act of 1938, as amended, and under any other applicable Law. To Seller’s Knowledge each Employee is in compliance with all applicable visa and work permit requirements.

(L)     Suppliers. A true and complete list of the top twenty-eight (28) suppliers of the Seller for the period from January 1, 2019 through May 31, 2020, is attached hereto as Schedule 4.1(L). Other than as set forth on Schedule 4.1(L), no supplier is a sole source supplier. Other than as set forth on Schedule 4.1(L), the Seller has no knowledge of any condition, event or occurrence that could reasonably be anticipated to materially adversely affect, after the Closing, the supply of materials or provision of services to the Business by any third party.

(M)     Insurance Policies. Schedule 4.1(M) contains a true and complete list of all policies of insurance relating to the Business currently maintained by the Seller. All such insurance is in full force and effect, and no premiums thereon are due and unpaid. No written notice of cancellation or termination has been received by the Seller with respect to any such policy of insurance. Except as disclosed on Schedule 4.1(M), the Seller does not have and has not had any insurance that is or was maintained as self-insurance.

(N)     Sufficiency of Assets: Assuming that all Approvals and necessary consents for the transfer of Purchased Contracts are obtained prior to the Closing, the Assets include all of the assets, properties and rights (excluding any intellectual property rights) necessary to the operation of the Business as operated by the Seller as of the date hereof.

(O)     Inventory. A true and complete aged list of the Inventory as at June 18, 2020, reported separately by product line, giving model or other identifying number, is attached hereto as Schedule 4.1(O). The Inventory consists of solely of items that are of quality usable and saleable in the Ordinary Course of Business, subject to ordinary markdowns and reserves, and that are not opened, damaged, obsolete, faulty or otherwise unmarketable. Except as set forth on Schedule 4.1(O), the Inventory does not consist of any items held on consignment. Other than as set forth on Schedule 4.1(O), the Seller has no knowledge of any condition, event or occurrence that could reasonably be anticipated to adversely affect, after the Closing, the supply of Inventory or any components thereof by any third party. Except as set forth on Schedule 4.1(O), no Distributor holds more than sixty (60) days’ worth of Inventory.

(P)     Customers. A true and complete list of all customers of the Seller for the period from [***] through June 17, 2020, with all available ship-to addresses, contact information and detailed sales history in both dollars and units by SKU, has been provided to the Purchaser as Schedule 4.1(P). The Seller has not received written notice from, and to the Seller’s knowledge, is not aware that, any customer of the Business intends to stop purchasing, or materially reduce its volume of purchases of, Products from the Seller. A true and complete list of all customer tracing reports since [***] from (i) all current distributors of the Seller, including the Distributors, and (ii) past distributors of the Seller that sold Products to customers since [***] is attached hereto as Schedule 4.1(P)(2).  To Seller’s knowledge, such tracing reports and accurate and complete.

(Q)     Brokers’ Fees. The Seller has made no agreement or taken any other action which will cause the Purchaser to become obligated for any broker’s or other fee or commission as a result of any of the transactions contemplated by this Agreement. Any broker’s fee incurred by the Seller shall be paid by the Seller.

(R)     Leases and Real Property. The lease agreements set forth on Schedule 4.1(R) are the only leases of real property used in the Business. The Seller enjoys peaceful and quiet possession of its leased premises, has not subleased or granted any rights to third parties for the use of such leased property, has not received any written notice from the landlord asserting the existence of a material default by Seller or other outstanding liability of Seller under the Lease. The Seller does not now, nor has it ever owned, any real property.

(S)     Accounts Payable and Receivable. Set forth on Schedule 4.1(S) under the sub-heading “Payables” is a true and accurate list of all payables owed by the Seller as of June 19, 2020 (the “Payables”), excluding the Excluded Payables. Set forth on Schedule 4.1(S) under the sub-heading “Receivables” is a true and accurate list of all receivables owing to the Seller as of June 19, 2020 (other than the Negative Customer Receivables and the Subsidiary Receivables), (the “Receivables”). All of the Receivables arose from bona fide transactions entered into in the Ordinary Course of Business and, to Seller’s knowledge, there exists no fact or circumstance that would reasonably be expected to result in the Receivables not being collected in full when due, without any counterclaim or set off. Any payables owed by the Seller that are not included on the list of Payables are considered to be Excluded Liabilities retained by the Seller.

(T)     Hazardous Materials. Attached hereto as Schedule 4.1(T) is a true and correct list of all Hazardous Materials used in the Seller’s Business, whether by Seller or any third party engaged by the Seller in connection with the production of any of the Products. For purposes of this Agreement, “Hazardous Material” shall mean any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance or oil or other petroleum product, as any of the foregoing may be defined in any Environmental Law, where “Environmental Law” shall mean any and all applicable federal, state, county or local law, ordinance or regulation relating to the generation, discharge, release, containment, storage, transportation, disposal, assessment or cleanup of Hazardous Materials, including without limitation the following: (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.; (2) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (3) the Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136; (4) the Hazardous Materials Transportation Act, 49 U.S.C. §§1801 to 1812; (5) the Water Pollution Control Act, 32 U.S.C. §1251 et seq.; (6) the Solid Waste Disposal Act 42 U.S.C. §6901 et seq ; (7) the Clean Air Act, 42 U.S.C. §7401 et seq.; and (8) any other federal, state, county, or local statutes or implementing regulations (or any other statutes or implementing regulations of any other Governmental Entity) relating to, regulating, or having jurisdiction over, any Hazardous Material or release or threat of release of Hazardous Material. The Seller is, and for the last three years has been, in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all required material environmental permits and there are no material claims pursuant to any Environmental Law pending or, to the knowledge of the Seller, threatened, against the Seller in connection with the conduct or operation of the Business or the ownership or use of the Assets.

(U)     Products; Product Liability.

(1)     Each of the Products manufactured in the last three (3) years (including all finished goods Inventory): (a) is, and at all times up to and including the sale thereof has been, when under control of Seller, manufactured, packaged, labeled, stored, handled, distributed, shipped, marketed and promoted, and in all other respects has been, in material compliance with all applicable laws, statutes, rules, regulations, ordinances or orders administered, issued or enforced by all applicable Governmental Entities and (b) is in conformity, and at all relevant times has conformed, in all material respects to all specifications and any promises, warranties or affirmations of fact made in all regulatory filings or set forth in any Approval or made on the container or label for such Product or in connection with its sale. To the knowledge of the Seller, there is no material design or manufacturing defect with respect to the Products manufactured in the last three (3) years.

(2)     The Products have a shelf life of three (3) years from the date of manufacture as manufactured by Seller as of the date hereof.

(3)     Schedule 4.1(U)(2) sets forth the forms of the Seller’s warranties that are currently applicable to the Products. There are no existing or, to Seller’s knowledge, threatened, claims against Seller that the Products are defective or fail to meet any product warranties. Neither the Seller, nor any Affiliate of the Seller, has incurred liability arising out of any injury to, or death of, any individual as a result of the marketing, distribution, sale, ownership, possession, or use of any Product and, to Seller’s knowledge, there has been no inquiry or investigation made in respect thereof by any Governmental Entity.

(V)     Taxes.

(1)     Except as set forth on Schedule 4.1(V)(1), all Taxes due and owing on or prior to Closing by the Seller (whether or not shown on any Tax Return) have been paid, and within the last three (3) years, no written claim has been made to the Seller by an authority in a jurisdiction where the Seller does not file Tax Returns that Seller is or may be subject to taxation or subject to a Tax Return filing obligation by that jurisdiction.

(2)     Except as set forth on Schedule 4.1(V)(1), there is no outstanding dispute or claim concerning any Tax liability of the Seller either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which the Seller or its directors or officers (or employees responsible for Tax matters) have Knowledge based upon personal contact with any agent of such Governmental Entity.

(3)     The Seller (i) is not nor ever has been a member of a group of corporations or other entities with which it has filed (or been required to file) group, consolidated, combined or unitary income Tax Returns, or (ii) is not a party to any Tax allocation, Tax sharing, Tax indemnification agreement or similar Contract that would, in any manner, bind, obligate or restrict the Purchaser or its Affiliates, other than agreements entered into in the ordinary course of business the primary purpose of which was not Tax..

(4)     None of the Assets is subject to escheat to any Governmental Entity under any applicable escheatment Law.

(5)     Except as set forth on Schedule 4.1(V)(1), there are no Liens for Taxes upon any of the Assets, other than for Taxes not yet due and payable.

(6)     The Seller is, and has been at all times since May 2, 1992, a validly electing “S” corporation within the meaning of Sections 1361 and 1362 of the Code and since January 1, 2018, a validly electing “S” corporation for New Jersey income Tax purposes.

(W)     Disclaimer of Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS SECTION 4.1 AND THE OTHER TRANSACTION DOCUMENTS ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER CONCERNING THE SELLER, THE BUSINESS AND THE ASSETS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 4.1, (A) THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR ASSETS, AND (B) THE SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT EXCEPT FOR THE REPRESENTATIONS SET FORTH IN THIS SECTION 4.1, SUCH SUBJECT ASSETS ARE “AS IS, WHERE IS” ON THE DATE HEREOF, AND IN THEIR PRESENT CONDITION, AND PURCHASER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4.1 OR THE OTHER TRANSACTION DOCUMENTS, THE SELLER IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING FINANCIAL PROJECTIONS OR OTHER FORWARD LOOKING STATEMENTS OF THE SELLER, THE BUSINESS OR THE ASSETS.

4.2     Representations and Warranties by the Purchaser. The Purchaser represents and warrants to the Seller, as of the date hereof, that:

(A)     Existence and Qualification of the Purchaser; Due Execution, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Purchaser Closing Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Closing Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement and the Purchaser Closing Documents by the Seller and its Affiliates, this Agreement and the Purchaser Closing Documents to which it is a party constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(B)     No Violation. Neither the execution or delivery by the Purchaser of this Agreement or the Purchaser Closing Documents to be executed by the Purchaser nor the consummation of the transactions contemplated hereby or thereby: (i) violates or will violate any Order applicable to the Purchaser; (ii) results or will result in a breach of or default under the Certificate of Incorporation of the Purchaser; or (iii) results in any breach of any material Contract applicable to the Purchaser. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Purchaser in order to perform its obligations under this Agreement.

(C)     Solvency. Immediately after giving effect to the transactions contemplated hereby, Purchaser shall be Solvent. For purposes of this Section 4.2(C), “Solvent” means that, with respect to any Person and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such Person will have, as of such date, adequate capital with which to conduct its business and (iv) such Person will be able to pay its indebtedness as its indebtedness matures.  For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

(D)     Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that seeks to enjoin or obtain damages in respect of eth consummation of the transactions contemplated by this Agreement.

(E)     Reliance. Purchaser acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Business and the Assets. In entering into this Agreement and the Closing Documents, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of the Seller expressly contained in Section 4.1 (in each case, as qualified by the Schedules)or the other Transaction Documents, and has not relied on any other representation or warranty, and Purchaser, on its own behalf and on behalf of its Affiliates and each of its and their respective representatives, acknowledges, represents, warrants and agrees that, other than as set forth in Section 4.1or the other Transaction Documents, none of the Seller or any of its representatives or any other Person makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to either Purchaser or any of its Affiliates or its or their respective representatives prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans, or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Seller or the Business heretofore or hereafter delivered to or made available to Purchaser or any of its Affiliates or its or their respective representatives. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Purchaser or its representatives and advisors are not and shall not be deemed to be or to include representations or warranties of the Seller or any of its representatives or any other Person, and are not and shall not be deemed to be relied upon by either Purchaser in executing, delivering and performing this Agreement, the Closing Documents and consummating the transactions contemplated hereby and thereby.

(F)     Brokers’ Fees. Purchaser has made no agreement or taken any other action which will cause the Seller to become obligated for any broker’s or other fee or commission as a result of any of the transactions contemplated by this Agreement. Any broker’s fee incurred by the Purchaser shall be paid by the Purchaser.

(G)     Financial Ability. Purchaser has immediately available funds as are necessary to pay the Initial Purchase Price, in accordance with Sections 2.2(A) and (B), and will have funds available to it as are necessary to pay such amounts as may be due to Seller pursuant to Sections 2.2(C) through (F) as and when such obligations arise.

(H)     Disclaimer of Other Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 4.2 AND THE OTHER TRANSACTION DOCUMENTS, PURCHASER HAS NOT MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, TO SELLER OR ANY OF ITS AFFILIATES. ANY REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS SECTION 4.2 OR THE OTHER TRANSACTION DOCUMENTS ARE DISCLAIMED BY PURCHASER.

Article 5

CERTAIN POST-CLOSING COVENANTS

5.1     Warranty and Insurance.

(A)     Warranty. The Seller shall be responsible for all customer warranties with respect to (i) the Inventory and (ii) all Products manufactured or sold by the Seller prior to the Closing Date at its own cost. The Purchaser will reasonably cooperate with the Seller at the Seller’s expense in the handling of any warranty claims for the Inventory and such Products.

(B)     Insurance. The Seller at its sole cost and expense shall maintain products liability insurance policies with coverage at levels consistent with the historic practices of the Seller prior to Closing until the fifth anniversary of the Closing Date, and naming the Purchaser as an additional insured (the “Insurance Policies”).

5.2     Cooperation Regarding Taxes; Transfer Taxes; etc.

(A)     From and after the Closing, the Seller will use commercially reasonable efforts to make available to the Purchaser, upon written request and with the Purchaser bearing responsibility for all of its out-of-pocket expenses therefor, the Seller’s personnel or representatives under the Seller’s control whose assistance or participation is reasonably required by the Purchaser in anticipation of, or preparation for, existing or future Legal Proceedings, Tax Return preparation, audits or other matters in which the Purchaser or any of its Affiliates is involved and that are related to the Business. The Seller will prepare and file or cause to be prepared and filed all Tax Returns for the Seller that are required to be filed. The Seller will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns. For purposes of this Agreement, (i) “Tax” or “Taxes” includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers’ compensation, severance, windfall profits, customs, duties, disability, registration, estimated, environmental (including Taxes under Section 59A of the Code), transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not, (ii) “Tax Return” or “Tax Returns” includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, and (iii) all citations to the Code or to the Treasury Regulations promulgated thereunder in this Agreement shall include any amendments or successor provisions thereto.

(B)     All sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the sale of Assets to the Purchaser or the transactions effected pursuant to this Agreement will be borne 50% by the Seller, on the one hand, and 50% by Purchaser, on the other. The parties shall use their respective commercially reasonable efforts to deliver and receive the Assets, as appropriate, through electronic delivery or in such other manner reasonably calculated in accordance with applicable Law, and take all other commercially reasonable actions necessary, to minimize or avoid the incurrence of any Transfer Taxes, including, but not limited to, by delivering the resale certificates as contemplated in Section 2.3(B)(6) and 2.3(B)(7).

(C)     Except for the Transfer Taxes, any real property, personal property or similar Taxes applicable to the Assets for a taxable period that includes but does not end on the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Seller, on one hand, and the Purchaser, on the other hand, as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (the “Pre-Closing Apportioned Period”) and the number of days of such taxable period after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”).

(D)     [Reserved.]

(E)     Notwithstanding anything herein to the contrary, the parties hereto hereby waive compliance with the bulk sales Laws of any jurisdiction in which any of the Assets are located or in which any operations relating to the Business are conducted.

(F)     The Purchaser and the Seller agree to utilize or cause their respective Affiliates to utilize, the alternative procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to wage reporting.

5.3     Certain Information. From and after the Closing Date, in order to enable Seller to comply with Tax or financial reporting and in connection with any claims made against or incurred by the Seller relating to the Business in respect of the period prior to the Closing Date, for a period of seven (7) years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the Seller and its representatives reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records as the Seller may from time to time reasonably request; provided that the Purchaser shall notify the Seller at least forty-five (45) Business Days in advance of destroying any such books and records following the seventh (7th) anniversary of the Closing in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.3. In addition, from and after the Closing Date, in order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Business, the Purchaser shall make reasonably available to the Seller and its Representatives those employees of the Purchaser and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the Seller in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes.

5.4     Further Assurances. Each party agrees that at or subsequent to the Closing, upon the written request of the other party, it will promptly execute and deliver or cause to be promptly executed and delivered any further assignment, instruments of transfer, bills of sale or conveyances, and shall otherwise cooperate with the other party, all to the extent reasonably necessary or desirable to vest fully in the Purchaser all of the Seller’s right, title and interest in and to the Assets or to otherwise confirm the transactions contemplated hereby, including without limitation any filings or correspondence with any regulatory agency, notified body or other person regarding Approvals, product recalls, adverse event reports and the like. To the extent that an attempted assignment or transfer of any Purchased Contract would constitute a breach thereof, this Agreement shall not constitute an assignment or attempted assignment thereof. In such a case, the Seller shall establish, at no out of pocket costs to the Seller, with the Purchaser any back-to-back arrangement reasonably requested by the Purchaser for the period ending not later than the end of the Year 3 Period in order to provide for the Purchaser the benefits intended to be assigned under any such Purchased Contract. The Seller also agrees that, from the Closing through the completion of the Year 3 Period, it shall, at the reasonable request of the Purchaser, use commercially reasonable efforts to enforce (a) the terms of any confidentiality, non-disclosure or non-competition agreement between the Seller and any third party and (b) any provisions relating to confidentiality, non-disclosure or non-competition contained in any other agreement to which the Seller is party, in each case if the Purchaser is harmed, or has a reasonable expectation of harm, due to the breach or potential breach of any such agreement or provisions by a third party, and in each case, at Purchaser’s sole cost and expense; provided, however that in no event the Seller be obligated to commence any Legal Proceeding in respect thereof. From and after the Closing, Seller shall cooperate with Purchaser and use its commercially reasonable efforts, solely to the extent legally permitted, to provide Purchaser with the benefit of all permits issued to Seller by the U.S. Department of Agriculture and any Approvals not transferrable to Purchaser in connection with the transactions contemplated hereby.

5.5     Restrictive Covenants.

(A)     Covenant Not to Compete or Disparage. Seller agrees that for a period commencing on the Closing Date until the end of the Year Three Period (the “Restricted Period”), neither the Seller nor any controlled Affiliate of the Seller will, directly or indirectly, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of, or be associated as a partner, lender, investor or representative in connection with, or serve as a director, manager or other representative of, any profit or not-for-profit business or enterprise that engages in any Competitive Activity in North America. “Competitive Activity” shall mean the design, manufacture, sale or distribution of any of the Products, any products similar in design, form or function to the Products or any products used distal to the aorta in the treatment of vascular or end-stage renal disease or trauma. During the Restricted Period, (i) neither the Seller nor any controlled Affiliate of the Seller will disparage the Purchaser, the Business or the Products in any way and (ii) neither the Purchaser nor any controlled Affiliate of the Purchaser will disparage the Seller or any of its officers, directors or stockholders in any way, provided, however, that nothing in the foregoing clauses (i) or (ii) will preclude any Person from enforcing its rights under this Agreement or any other Closing Document or providing truthful disclosures as required by applicable Law or legal process.

Notwithstanding the foregoing, this Section 5.5(A) shall not prohibit or restrict the ability of the Seller or its Affiliates to beneficially own 5% or less of the outstanding stock of any company engaging in Competitive Activity, provided such stock is publicly traded on a nationally recognized securities exchange.

(B)     Non-Solicitation; Non-Disclosure. The Seller shall not (a) at any time during the Restricted Period directly or indirectly solicit, induce or attempt to induce to enter the employ of the Seller or any other person or entity, any employees of Seller who are hired by Purchaser and remain employed by Purchaser for a period of at least sixty (60) days following the Closing or (b) at any time after the Closing directly or indirectly divulge, or use in any way any Proprietary Information. As used herein, the term “Proprietary Information” shall mean all confidential information concerning the Business and the Assets, including client and customer lists, trade secrets, data, information, documents, inventions, developments, or forms owned or used by the Seller (on or prior to the Closing Date) included in the Assets transferred to the Purchaser pursuant to this Agreement, whether or not any of the foregoing is published or unpublished, protected or susceptible to protection under patent, trademark, copyright or similar laws and whether or not any party has elected to secure or attempted to secure such protection; provided, however, that the Seller may disclose any Proprietary Information solely to the extent and in the circumstances reasonably (i) needed to be disclosed to a court of competent jurisdiction in order for the Seller to pursue any claim against the Purchaser hereunder; (ii) required to be disclosed by a court of competent jurisdiction; or (iii) required by Law to be disclosed; provided, further, that with respect to clauses (ii) and (iii), to the extent practicable the Seller provides to the Purchaser reasonable advance opportunity to seek in camera or other protection with respect to such disclosure. Proprietary Information shall not include any information that is in the public domain other than as a result of a breach of this Section 6.4(B). The Seller will not, whether on its own behalf or on behalf of any of its Affiliates or in conjunction with any Person, intentionally interfere with the business relationship that the Purchaser has with any customer or supplier to the Business with the intent of directly causing, and in a manner that directly causes, actual, economic harm to the Purchaser; provided, however, that nothing in the foregoing will preclude any Person from enforcing its rights under this Agreement or any other Closing Document or providing truthful disclosures as required by applicable Law or legal process.

(C)     Intentionally Omitted.

(D)     Reasonableness of Restrictions. The Seller acknowledges that (i) the goodwill associated with the Business prior to the transactions contemplated by this Agreement is an integral component of the value of the Business and is reflected in the value of the consideration being paid for the Assets, and (ii) the agreements of the Seller set forth herein are necessary to preserve the value of the Business following the consummation of the transactions contemplated by this Agreement and are a material inducement to the Purchaser entering into this Agreement. The Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable and necessary to protect the legitimate business interests of the Purchaser, which include the protection of (x) valuable confidential information related to the Business, (y) substantial relationships with customers of the Business and (z) customer goodwill associated with the ongoing Business, because, among other things: (A) the Business is in a highly competitive industry, (B) the Seller has had access to trade secrets and know-how of the Business and (C) the Seller is expected to benefit from the transactions contemplated by this Agreement.

(E)     Judicial Determinations. It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.5 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 5.5 shall be adjudicated to be invalid, ineffective or unenforceable, this Section 5.5 shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which adjudication is made.

5.6     Discharge of Liabilities. Without limiting the provisions of Sections 3.2 or 6.1 hereof, the Seller acknowledges that it is retaining all Excluded Liabilities. The Seller hereby agrees and covenants that it shall, at all times following Closing, perform, pay or discharge when due, to the extent not theretofore performed, paid or discharged, any and all Excluded Liabilities.

5.7     Inventory Delivery. Promptly, but in any event within forty-five (45) days, after Closing, the Seller shall arrange, at its cost, to have all Inventory physically located at its Vista, California location shipped to the North Brunswick, New Jersey facility that the Purchaser is assuming in connection with the transactions contemplated by this Agreement; provided, however, that Seller shall arrange for the carrier to pick up such Inventory at such location of Seller by not later than forty-five (45) days after Closing.

5.8     Customer Transition. In order to facilitate the proper payment of invoices and the submission of new orders following the Closing Date, and to provide otherwise for a smooth transition of the Seller’s Business, during the ninety (90) day period following the Closing, at the request of the Purchaser, the Purchaser and the Seller (at no out of pocket costs to the Seller) shall reasonably cooperate in the introduction of the Purchaser by Seller to customers of the Business, at the Purchaser’s option, and, including by mailing a joint letter to customers of the Business, will direct customers to submit new orders for Products and to make payments to the Purchaser for Product shipped after the Closing Date. The Seller acknowledges that it may receive payment of Receivables or accounts receivable of the Purchaser. To the extent that the Seller receives any payments that should have been paid to the Purchaser at any time after Closing, the Seller shall promptly (and in any event no later than five (5) Business Days thereafter) pay over to the Purchaser the amount of such payments.

5.9     Regulatory Transfers. The Seller agrees to, and to cause its controlled Affiliates to (to the extent applicable), at no out-of-pocket cost to Seller, cooperate with the Purchaser following the Closing Date to transfer all regulatory approvals and product registrations of the Seller to the Purchaser or its designee (to the extent not transferred prior to the Closing). Following the Closing Date, the Seller grants to the Purchaser the right to refer to the Seller’s regulatory filings related to the manufacture, marketing, sale and distribution of each of the Products. Upon request from the Purchaser, the Seller will supply the Purchaser with copies of such filings.

5.10     Transfer of Tangible Assets; Books and Records. The Seller shall take all commercially reasonable efforts to ensure that all records of the Seller, to the extent constituting Assets, are made available or provided to the Purchaser at Closing or as quickly thereafter as is practicable.

5.11     Allocation of Purchase Price. Within one hundred and twenty (120) calendar days after the Closing, the Purchaser shall prepare and deliver to the Seller an initial draft allocation of the consideration payable hereunder as determined for income tax purposes (including the Assumed Liabilities and any other relevant items) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, together with reasonable supporting documentation (such allocation as finally determined pursuant to this Agreement, the “Purchase Price Allocation”). The Seller shall have thirty (30) calendar days after the receipt thereof to review such proposed Purchase Price Allocation and shall notify the Purchaser in writing of any objections that it has to the proposed Purchase Price Allocation. If the Seller does not object to the proposed Purchase Price Allocation in writing within such period, the Purchase Price Allocation shall, subject to the Purchaser’s right to make adjustments to the Purchase Price Allocation below, be final and binding on the parties; provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Purchase Price Allocation, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Purchase Price Allocation. If the Seller timely objects to the draft Purchase Price Allocation within such thirty (30) calendar day period, the Purchaser shall consider, in good faith, Seller’s objections, and shall incorporate any comments from the Seller that Purchaser agrees with. If the Purchaser objects to any of the Seller’s objections, the Purchaser and the Seller shall use their commercially reasonable efforts to resolve such dispute. The Purchaser shall be permitted to make adjustments to the Purchase Price Allocation following such one hundred and twenty (120) calendar day period if the Purchaser reasonably determines that such adjustments are necessary or advisable in the preparation of Purchaser’s financial statements or for other applicable reporting purposes; provided, however, that the Purchaser shall inform the Seller of any such adjustments and, to the extent reasonably practicable, shall consult with the Seller before finalizing any such adjustments. If the Purchaser and the Seller are unable to resolve such disputes, the Purchaser and the Seller shall be permitted to file their respective Tax Returns (including but not limited to IRS Forms 8594) in the manner that they determine, which may be inconsistent with the Tax Returns filed by the other party. Any adjustments to the Purchase Price Allocation by virtue of the finalization of the purchase price in connection with any Earn-Out Payments or Catch-Up Payments hereunder shall be made using a methodology consistent with the procedures set forth in this Section 5.11.

5.12     Public Statements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no party shall issue any press release or make any public statement prior to obtaining the other party’s prior approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or the rules of any stock exchange. The Seller acknowledges that the Purchaser may be required to file this Agreement and one or more of the Closing Documents with the SEC.

5.13     Seller Name. Following the Closing, within ten (10) days following notice from the Purchaser, the Seller shall change its name to a name that does not include “Artegraft, Inc.” or any other words or phrases that are confusingly similar to the Seller’s name as of the Closing Date.

5.14     Distributors. The Seller, in consultation with the Purchaser, shall be responsible for notifying the distributors, dealers and agents, listed on Schedule 5.14 (collectively, the “Distributors”), who distribute, market or sell Product on Seller’s behalf as of the Closing Date, by not later than the close of business on the first Business Day following the Closing, of the termination of their rights to distribute, market and sell the Products subject to the conditions in the applicable agreement, and Seller shall provide evidence to Purchaser of the same; provided, that if Seller fails to provide such evidence to Purchaser by the second Business Day following the Closing, Seller agrees that Purchaser shall be permitted to so notify the Distributors by circulation of the notification forms provided to Purchaser prior to Closing. To the extent that any payments are necessary to any Distributor to terminate such rights or to obtain customer lists, to repurchase Inventory (and deliver such Inventory to the Purchaser) or to obtain cooperation in transferring Product registrations, the Seller shall bear 100% of the cost of such payments. Notwithstanding the foregoing, upon receipt of any Inventory that was previously in the possession of a Distributor, the Purchaser shall reimburse the Seller at cost for any such Inventory that is saleable pursuant to Seller’s returned goods policy.

5.15     Clinical Trial. As soon as reasonably practicable after the Closing (but in any event, within fifteen (15) days after permitted by the FDA), Seller shall take all appropriate action to terminate the BEACH Trial (as defined below) in accordance with 21 C.F.R. 812 and all other applicable Legal Requirements. The parties agree that Seller shall remain, to the extent permitted by FDA, the sponsor of the BEACH Trial and that Purchaser shall not assume any Contracts or Liabilities with respect to the BEACH Trial or the study plan contemplated thereby. The Seller shall submit its final report with respect to the Beach Trial to the FDA (either directly or through the Purchaser, if FDA so requires) within six (6) months after the date the Beach Trial is terminated. “BEACH Trial” shall mean that certain Bovine Early Access, Compatibility and Hemostasis Trial, as more fully described at https://clinicaltrials.gov/ct2/show/NCT04146012.

5.16     Continuity of Operations. The Purchaser will take the actions set forth on Schedule 5.16.

5.17     Distributions. Seller shall maintain sufficient cash reserves to maintain its solvency, as required under Delaware Law, including by reserving sufficient cash necessary in order to pay in full the Excluded Payables (whether or not currently due). Seller shall use its commercially reasonable efforts to pay and satisfy the Excluded Payables within one (1) Business Day following Closing, other than the Kand Settlement and Seller’s obligations under the Fidelity e-401k self-directed plan and all other employee benefits programs, including, but not limited to life insurance, which such Excluded Payables Seller shall pay and satisfy in full when due and payable. Seller shall not make any dividends or distributions until such time as its debt for borrowed money and its Transaction Expenses have been paid and satisfied in full.

5.18     Employees. No later than one (1) Business Day following Closing, Seller shall terminate the employment of all employees and the engagement of all consultants who are not entering into employment or consulting arrangements with Purchaser as contemplated by Schedule 5.16. Seller shall be solely liable for and pay in cash to each such individual all wages and other entitlements (including in respect of any accrued but unused vacation, personal, or other leave time to which such individual is entitled under Seller’s leave policies, or as otherwise required by applicable Law) to which such individual is entitled at such time.

Article 6

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS,
WARRANTIES AND COVENANTS

6.1     Indemnification by Seller. The Seller hereby agrees to defend, hold harmless and indemnify the Purchaser and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives (“Purchaser Indemnitees”) from and against any Losses (as defined below) which arise out of or relate to:

(A)     any misrepresentation or inaccuracy in, or breach of, any of the representations and warranties of the Seller contained in Section 4.1 of this Agreement or in any other Transaction Document; provided, that for purposes of this Article 6, all of the representations and warranties set forth in Section 4.1 of this Agreement or in any other Transaction Document that are qualified as to materiality, Material Adverse Effect, or other similar qualification shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses arising out of a breach of such representation or warranty;

(B)     any breach of or failure to comply with, any of the covenants or agreements of the Seller contained in this Agreement or in any other Transaction Document;

(C)     any Excluded Liabilities;

(D)     any Fraud of the Seller;

(E)     any Legal Proceeding initiated by any stockholder of the Seller based on Seller’s entering into this Agreement or consummating the transactions set forth herein; or

(F)     any Liability of the Seller that becomes a Liability of any Purchaser Indemnitee under any bulk sales, bulk transfer or similar Laws of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law (including, for the avoidance of doubt, as a result of the failure to comply with any applicable bulk sales Laws as described in Section 5.2(E)).

For purposes of this Article 6, “Losses” means any and all loss, damage, liability, claim, demand, settlement, judgment, award, fine, proceedings, assessments, deficiencies, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable out-of-pocket costs of investigation, third party expert and consultant fees and expenses); provided, however, that Losses will not include punitive damages (unless and solely to the extent such damages are actually payable to a third party in connection with a Third Party Claim).

6.2     Indemnification by the Purchaser. The Purchaser hereby agrees to defend, hold harmless and indemnify the Seller and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives (“Seller Indemnitees”) from and against any Losses which arise out of or relate to:

(A)     any misrepresentation or inaccuracy in, or breach of, any of the representations and warranties of the Purchaser contained in Section 4.2 of this Agreement or in any other Purchaser Closing Document; provided, that for purposes of this Article 6, all of the representations and warranties set forth in Section 4.2 of this Agreement or in any other Purchaser Closing Document that are qualified as to materiality or other similar qualification shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses arising out of a breach of such representation or warranty;

(B)     any breach of or failure to comply with, any of the covenants or agreements of the Purchaser contained in this Agreement or in any other Purchaser Closing Document; or

(C)     the Assumed Liabilities.

6.3     Survival of Representations, Warranties and Covenants; Baskets; Cap.

(A)     Survival. The representations and warranties contained in Articles 4 of this Agreement shall survive the Closing for [***]. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable foregoing survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. The covenants and other agreements contained in this Agreement that contemplate performance following the Closing shall survive the Closing until performed in accordance with their respective terms.

(B)     Basket. The Purchaser Indemnitees shall not be entitled to recover any of Purchaser’s Losses pursuant to Section 6.1(A) in respect of any claimed amount until the amount of any such Claim, individually, is in excess of $30,000 and until the Purchaser Indemnitees’ aggregate claims pursuant to Section 6.1(A) exceed $400,000 (the “Basket”) at which point the Indemnitor shall be obligated to reimburse the Indemnitee for all of the Purchaser’s Losses above the Basket in each case where a Claim exceeds $30,000; provided, however, that this sentence shall not apply to (and be disregarded in its entirety with respect to) Claims arising out of Fraud. The Seller Indemnitees shall not be entitled to recover any of Seller’s Losses pursuant to Section 6.2(A) in respect of any claimed amount until the amount of any such Claim, individually, is in excess of $30,000 and until the Seller Indemnitees’ aggregate claims therefor exceed the Basket at which point the Indemnitor shall be obligated to reimburse the Indemnitee for all of the Seller’s Losses above the Basket in each case where a Claim exceeds $30,000; provided, however that this sentence shall not apply to (and be disregarded in its entirety with respect to) any Claims arising out of Fraud.

(C)     Cap. The aggregate amount of all Losses for which the Seller Indemnitees shall be liable pursuant to Section 6.1 shall not exceed [***] (the “Cap”), and the aggregate amount of all Losses for which the Purchaser shall be liable pursuant to Section 6.2 shall not exceed the Cap; provided, in each case, that the Cap shall not apply to (and shall be disregarded in their entirety with respect to) Losses arising out of Fraud or intentional breach of covenant.

(D)     No Double Recovery. In no event shall any Purchaser Indemnitees or Seller Indemnitees be entitled to seek or receive indemnification for the same Loss more than once under this Article 6 even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one (1) representation, warranty, covenant or agreement contained in this Agreement.

6.4     Procedures.

(A)     In the event that any Legal Proceeding shall be threatened or instituted by a third party (each, a “Third Party Claim”) in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Article 6, the party seeking indemnification (“Indemnitee”) shall, reasonably promptly after acquiring actual knowledge of such Third Party Claim, deliver a Claim Notice (as defined below) to the other party from which indemnification is being sought (“Indemnitor”) (and to the Escrow Agent pursuant to the Escrow Agreement if Seller is the Indemnitor); provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor. In the case of any Loss not involving a Legal Proceeding (each, a “Direct Claim”), the Indemnitee shall, reasonably promptly after acquiring actual knowledge of such Loss, deliver a Claim Notice to the Indemnitor (and to the Escrow Agent pursuant to the Escrow Agreement if Seller is the Indemnitor); provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor. A “Claim Notice” is a written notice which must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnitee, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnitee, (iii) a demand for payment of those Losses and (iv) to the extend the Claim Notice is regarding a Third Party Claim, (A) the material facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnitee, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnitee) and (B) the assertion of the claim or the notice of the commencement of any Legal Proceeding relating to such Third Party Claim.

(B)     In the event of a Third Party Claim, the Indemnitor shall have the right after giving the Indemnitee prompt notice (and, in any event within ten (10) Business Days from the receipt of the notice described in Section 6.4(A)), to assume the defense of and appoint counsel of the Indemnitor’s own choice at Indemnitor’s own expense, and to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser’s Losses or Seller’s Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee’s out of pocket costs and expenses arising therefrom or relating thereto shall constitute Purchaser’s Losses, if the Indemnitee is the Purchaser, or Seller’s Losses, if the Indemnitee is the Seller), and the Indemnitee will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnitor shall actively and diligently defend the Indemnitee; and provided further that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense. If the Indemnitor fails to assume the defense of such Third Party Claim in accordance with the terms hereof within such ten (10) Business Day period or fails to diligently defend such Third Party Claim as reasonably determined by the Indemnitee, the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser’s or Seller’s Losses, as the case may be, reasonably paid or incurred in connection therewith; provided, however that in no event shall the Indemnitee admit any liability with respect thereto or settle, compromise, pay or discharge any such Legal Proceeding without the consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed) and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense. Notwithstanding the foregoing, the Indemnitor will not have the right to defend against, negotiate, settle or otherwise control the defense of the Legal Proceeding (i) unless it assumes responsibility for the Losses underlying such Third Party Claim or (ii) if the Third Party Claim seeks criminal penalties, an injunction or other equitable relief against the Indemnitee or is asserted by or on behalf of a material supplier, customer, or business partner of the Business.

(C)     The party assuming the defense of a Third Party Claim pursuant to Section 8.4(B) shall not, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the other party for which such other party is not entitled to indemnification hereunder or which would otherwise adversely affect such other party, the Assets or the Business.

(D)     An Indemnitee shall use commercially reasonable efforts to mitigate its Losses to the extent required under Delaware law and to pursue and collect any amounts payable under insurance policies on account of the Purchaser’s Losses (if the Indemnitee is the Purchaser) or Seller’s Losses (if the Indemnitee is the Seller), but only if doing so will not result in (a) an increase of greater than 10% in premiums due then or in the future to procure comparable insurance or an increase in deductibles; or (b) a decrease of greater than 10% in the levels of insurance or a change in the risks insured against; or (c) prejudice to the Indemnitee’s claims or rights to indemnification hereunder. The amount of any indemnifiable Losses shall be calculated net of: the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements (“Third Party Recovery Sources”) actually received by the Indemnitee or any Affiliate of the Indemnitee in connection with such Losses. In the event that any insurance or other recovery is made by an Indemnitee or any Affiliate of an Indemnitee from a Third Party Recovery Source with respect to any Losses for which such Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the applicable Indemnitor.

(E)     After any final Order or award shall have been rendered by a Governmental Entity of competent jurisdiction, or a written settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutual written agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor (and to the Escrow Agent pursuant to the Escrow Agreement if Seller is the Indemnitor) notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier’s check within ten (10) Business Days after the date of such notice (or, if the Seller is the Indemnitor, the parties shall jointly instruct the Escrow Agent to release the sums so due and owing to the Indemnitee). Notwithstanding the foregoing, the Purchaser’s sole recourse for claims for indemnification pursuant to this Article 6 shall be satisfied from the Escrow Amount; provided, however, that this sentence shall not apply to (and be disregarded in its entirety with respect to) Losses arising out of Fraud or intentional breach of covenant, with respect to which Purchaser shall also have recourse directly against the Seller.

(F)     To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price.

(G)     None of the limitations of this Article 6 shall limit any remedy any party hereto may have against a Person for Fraud or intentional breach of covenant committed by such Person.

(H)     Each party acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article 6 and the payment obligations under Section 5.2 shall be the exclusive remedy of the Purchaser Indemnitees and Seller Indemnitees with respect to the transactions contemplated by this Agreement (except for Claims (i) arising from Fraud or (ii) for specific performance or other equitable or injunctive relief), and no Purchaser Indemnitee or Seller Indemnitees shall have any other rights or remedies in connection with any breach of this Agreement or any other loss arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement.

Article 7

MISCELLANEOUS

7.1     Entire Agreement. This Agreement (including the Disclosure Schedule) together with all other Closing Documents (i) supersedes any other prior or contemporaneous agreement, understanding, promise, representation or express or implied commitment or obligation, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof and (ii) constitutes the entire agreement of the parties hereto with respect to the matters provided for herein. Any other agreements, promises, representations, or assurances made by either party to this Agreement or entered into by the parties hereto on or before the date of this Agreement, whether oral or written, relating to the subject matter of this Agreement are of no force or effect.

7.2     Amendments. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchaser and the Seller.

7.3     Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. This Agreement may not be assigned by either Party (other than the Purchaser (i) in connection with a Disposal Transaction permitted in accordance with Section 2.2(J)(3) or (ii) for the benefit of Purchaser’s agents, lenders and secured hedge counterparties (“Lender Parties”) for secured obligations to such Lender Parties), including without limitation by operation of law, without the prior written consent of the other Party; provided, however, that any such assignment by a party shall not relieve it of its obligations hereunder. For purposes of this Section 7.3, the term “assignment” shall include the consolidation or merger of a party with and into a third party or the sale of all or substantially all of the assets or business of a party. Any attempted assignment in violation of this Section 7.3 shall be null and void. Notwithstanding anything contained in this Section 7.3, in the event of an assignment by Purchaser as described in (ii) above, Purchaser shall not be released of any of its obligations under this Agreement.

7.4     Counterparts. This Agreement may be executed in one or more counterparts (any of which may be delivered by electronic transmission), each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

7.5     Headings and Section References. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

7.6     No Other Warranties, Representations, Covenants or Duties. Except as expressly provided in this Agreement, the parties disclaim any express or implied warranties, representations, covenants or duties in connection herewith.

7.7     Waiver. Waiver of any term, provision or condition of this Agreement by any party shall only be effective if in writing and signed by the party against whom the waiver is to be effective. No failure or delay by either the Purchaser or the Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.8     Expenses. The Seller and the Purchaser shall each pay all of their own respective costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

7.9     Notices. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered by email and delivered personally or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid:

If to the Seller, at the following address:

Artegraft, Inc.

9 Airport Road

Morristown, New Jersey 07960

Attn: Anthony Calandra

Email: arc@mcguggan.com

With a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attn: Michael Lerner, Esq.

Email: mlerner@lowenstein.com

If to the Purchaser, at the following address:

63 Second Avenue

Burlington, Massachusetts 01803

Attn.: Legal Department

Email: legal@lemaitre.com

or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the person or entity to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice by e-mail transmission shall be deemed to have been duly given to the person or entity to which it is addressed upon transmission and confirmation of receipt. Any notice that is addressed as provided herein and mailed by registered or certified mail shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such party, on the third calendar day after the day it is so placed in the mail. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such person or entity, on the next Business Day following its deposit with such courier service for next day delivery.

7.10     Governing Law. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

7.11     Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

7.12     Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

7.13     Consent to Jurisdiction; Waiver of Jury Trial. Each party agrees that, in the event such party elects to initiate litigation against the other party, such party shall, and may only, file such litigation in such state or federal courts of Delaware and each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts. Each party hereby expressly and irrevocably waives any claim or defense in any action or proceeding brought in said jurisdiction and courts based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar basis. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

7.14     Specific Performance. The parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the parties were not performed in accordance with their specific terms or were otherwise breached and (ii) money damages, even if available, may not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 7.13 without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) the other parties have an adequate remedy at law or (y) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, equity or otherwise. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

7.15     Exhibits and Schedules. Any matter, information or item disclosed in the Disclosure Schedule delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Seller to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

7.16     Certain Definitions and Interpretive Matters.

(A)     Certain Definitions. Unless the context otherwise requires, (i) the term “Affiliate” means, with respect to any person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that other person, where “control” means, for purposes of the definition of “Affiliate”, having direct or indirect power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; (ii) the term “Business” means the manufacture, marketing, distribution and sale of the Products; (iii) “Business Day” means each day other than a Saturday, Sunday or a day upon which national banks in Boston, Massachusetts are closed for ordinary domestic banking business; (iv) “Disclosure Schedule” or “Schedules” means the Schedules attached hereto, which Schedules are incorporated herein and made a part hereof fully as if the same were herein set forth in their entirety; (v) “Fraud” means actual and intentional fraud as defined under Delaware law in making the representations and warranties contained in this Agreement; (vi) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and references to “GAAP” shall be to United States Generally Accepted Accounting Principles, consistently applied; (vii) the term “Governmental Entity” means any local, county, state, district, provincial, national or other government and any agencies, departments or instrumentalities thereof, and specifically includes any judicial or administrative body or tribunal and any notified body; (viii) the term “Healthcare Laws” means all foreign, federal, state, and local Laws relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, whether criminal or civil, including: (1) federal Laws relating to the Medicare and Medicaid programs and any other federal healthcare programs; (2) federal and state Laws relating to healthcare fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusions Law (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) and the Federal Program Fraud Administrative Remedies Act (31 U.S.C. § 3801 et seq.); (3) the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the regulations implemented thereunder and similar state Laws; (4) state Laws relating to Medicaid or any other state healthcare or health insurance programs; (5) federal or state Laws relating to billing or claims for reimbursement submitted to any government or third party payor; and (6) federal and state Laws relating to health information privacy, including the Health Insurance Portability and Accountability Act of 1996 and any rules or regulations promulgated thereunder, the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), enacted as part of the American Recovery and Reinvestment Act of 2009, and any HITECH implementing regulations; each of (1) through (6) as amended from time to time; and all comparable foreign, federal, state and local Laws and the rules and regulations promulgated pursuant to all such Laws, each as amended from time to time, (ix) the term “knowledge” means the actual knowledge of any of Anthony Calandra, Richard Gibson and Cathy VanDerVeer after reasonably inquiry of such individuals’ direct reports, (x) the term “Laws” means any United States or non-United States national, state, county or local statute, law, ordinance, rule, regulation, order, judgment or ruling; (xi) “Legal Proceedings” means any claim, action, suit, arbitration or judicial, administrative, investigative or other proceeding, brought by, before or under the jurisdiction of any Governmental Entity, including without limitation, lawsuits brought by third parties; (xii) “Material Adverse Effect” means any fact, circumstance, event, result, occurrence, change or effect that is, or would reasonably be expected to be, materially adverse to the Assets, the financial condition, the results of operations of the Business taken as a whole; provided, however, that “Material Adverse Effect” shall not include effects on such Assets or financial condition, results of operations of the Business arising out of or attributable to (1) any change, effect, event, occurrence, state of facts or development that generally affects the industry in which the Seller operates (including legal and regulatory changes), (2) any regional, national or international economic, financial, social or political change, event, occurrence, state of facts or development, (3) effects resulting from changes in the financial, banking, or securities markets, (4) any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other regional, national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, (5) effects arising from changes in Laws or GAAP, including from the adoption or addition of any new Laws or the rescission, expiration or retirement of any current Law, (6) effects relating to any acts of God, including any natural disaster such as a hurricane or earthquake, (7) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, pronouncement or guideline or interpretation thereof, (8) effects resulting from the identity of Purchaser or its Affiliates, or (9) any failure by the Seller or the Business to meet any internal or published projections, forecasts or predications of revenues, earnings or cash flows for any period (although this clause (9) shall not apply to the facts and circumstances that may have given rise or contributed to any such failure); provided, further, that, with respect to each of clauses (1), (2), (3), and (5) above, any such change, effect, event, occurrence, state of facts or development shall only be disregarded and not taken into account in determining whether a Material Adverse Effect has occurred to the extent that such change, effect, event, occurrence, state of facts or development does not have a disproportionate effect on the Business, taken as a whole, relative to other participants in the industry in which the Seller participates; (xiii) the term “Order” shall mean any judgment, decree, order, writ, award, assessment, ruling or injunction of a court or other Governmental Entity of competent jurisdiction, (xiv) “or” is disjunctive but not necessarily exclusive; (xv) the term “Permitted Liens” shall mean (A) Liens for current Taxes not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings; (B) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred by the Seller in the Ordinary Course of Business; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law incurred by the Seller in the Ordinary Course of Business; (D) licenses of Intellectual Property pursuant to a Purchased Contract or an Excluded Contract (other than any licenses of trade secrets or confidential information of the Company (including relating to manufacture of Products), which, for the avoidance of doubt, shall not be deemed to be Permitted Liens); (E) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens incurred by the Seller in the Ordinary Course of Business; and (F) zoning, entitlement, conservation restriction and other land use and Environmental Laws by Governmental Entity; (xvi) the term “Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, business trust, trust, firm, company (including any limited liability company or joint stock company), association, organization, labor union, Governmental Authority or any other entity of any kind; (xvii) the term “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information or customer or account number, Internet Protocol address, persistent identifier, or any other piece of information that individually, or when combined with other information, allows the identification of a natural person or which is otherwise classified as “personal data,” “personal information,” “personally identifiable information” (or similar term) under any applicable Law; (xviii) the term “Privacy Laws” means all applicable Laws and Seller’s commitments (including privacy notices and policies) related to data privacy, data protection, data security, or marketing of Personal Data, contractual and fiduciary obligations related to data privacy, data protection, data security or marketing of Personal Data to which the Seller is party, and the requirements of self-regulatory frameworks or organizations which the Seller is, or has been, contractually obligated to comply with, provided that the foregoing shall not include any Healthcare Laws and (xix) “Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by Seller, in each case in connection with the negotiation, execution, delivery and performance of this Agreement and any other Closing Document, and the consummation of the transactions contemplated hereby and thereby, including: (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) any fees, costs and expenses of counsel, accountants, or other advisors or service providers; (c) any fees, costs and expenses or payments related to any transaction bonus, discretionary bonus, change-of-control payment, or any other compensatory payments made to any Employee as a result of the execution of this Agreement and/or the other Closing Documents or in connection with the transactions contemplated hereby and thereby; and (d) costs and expenses in respect of the Insurance Policies.

(B)     Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

In Witness Whereof, the Purchaser and the Seller have caused this Agreement to be executed by their duly authorized respective officers, all as of the date first written above.

PURCHASER: Lemaitre Vascular, Inc. By:/s/ David B. Roberts Name: David B. Roberts Title: President	SELLER: Artegraft, Inc. By:/s/ Anthony Calandra Name: Anthony Calandra Title: Chairman of the Board

[Remainder of Page Intentionally Left Blank]

Signature Page to Asset Purchase Agreement

The schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Copies of these schedules will be provided to the Securities and Exchange Commission upon request. A list of those schedules appears below:

Schedule	Description

1-A	Restrictive Covenant Parties
1-B	Key Consultants
1.2(B)(6)	Negative Customer Receivables
1.2(B)(12)	Other Excluded Assets
2.2	Funds Flow
2.3	Required Consents
3.2	Excluded Payables
4.1(B)	No Violation
4.1(D)	Absence of Certain Transactions
4.1(E)(1)	Contracts
4.1(E)(2)	Defaults
4.1(E)(3)	Approvals
4.1(E)(4)	Absence of Certain Business Contracts
4.1(E)(5)	Termination of Contracts
4.1(F)	Tangible Assets
4.1(H)	Intellectual Property
4.1(H)(4)	Proprietary Information Agreements
4.1(H)(6)	Renewal of Registered Intellectual Property
4.1(K)(1)	Employee Plans
4.1(K)(3)	Employees
4.1(L)	Suppliers
4.1(M)	Insurance Policies
4.1(O)	Inventory
4.1(P)	Customers
4.1(R)	Leases
4.1(S)	Payables and Receivables
4.1(T)	Hazardous Materials
4.1(U)(3)	Warranties
4.1(V)(1)	Taxes
5.14	Distributors
5.16	Continuity of Operations